                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                               Commission File Number 333-105793

                           NOTIFICATION OF LATE FILING

(Check  [ ] Form 10-K     [ ] Form 20-F     [ ] Form 11-K     [x] Form 10-Q
One):   [ ] Form 10-D     [ ] Form N-SAR    [ ] Form N-CSR

For Period Ended:                     JUNE 30, 2006
                 ---------------------------------------------------------------

[   ]  Transition Report on Form 10-K     [   ]  Transition Report on Form 10-Q
[   ]  Transition Report on Form 20-F     [   ]  Transition Report on Form N-SAR
[   ]  Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

         READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM.  PLEASE PRINT OR
         TYPE.

         Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.

         If the  notification  relates to a portion of the filing checked above,
         identify   the   item(s)   to   which   the    notification    relates:

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant                CEPTOR CORPORATION
                       ---------------------------------------------------------

Former name if applicable
                         -------------------------------------------------------

                      200 INTERNATIONAL CIRCLE, SUITE 5100
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Address of principal executive office (STREET AND NUMBER)

City, state and zip code          HUNT VALLEY, MARYLAND 21030
                        --------------------------------------------------------

                                     PART II
                             RULE 12B-25(B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check appropriate box.)

[X]      (a)  The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)  The subject annual report,  semi-annual report,  transition report on Form 10-K,  20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the  fifteenth  calendar day  following  the prescribed  due date;  or the subject  quarterly  report or  transition report on Form 10-Q or subject  distribution  report on Form  10-D,  or portion  thereof,  will be filed on or before  the fifth  calendar  day following the prescribed due date; and

[X]     (c)  The  accountant's  statement  or other  exhibit  required  by Rule
         12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K,
10-Q,  10-D, N-SAR or N-CSR or the transition  report or portion thereof,  could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         Due to difficulty in gathering certain information,  the Registrant was unable to file the Form  10-QSB  for the  quarter  ended June 30,  2006  without unreasonable effort or expense.

                                     PART IV
                                OTHER INFORMATION

         (1)  Name and  telephone  number of person to contact in regard to this notification

         DONALD W. FALLON              (410)                      527-9998
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             (Name)                 (Area Code)               (Telephone number)

         (2)  Have all other periodic reports required under Section 13 or 15(d)
of the Securities  Exchange Act of 1934 or Section 30 of the Investment  Company
Act of 1940 during the  preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed?  If the answer is no, identify  report(s).
                                                                  [X] Yes [ ] No

         (3)  Is it  anticipated  that any  significant  change  in  results  of operations  from the  corresponding  period  for the last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or portion thereof?
                                                                  [ ] Yes [X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and  quantitatively,  and, if  appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                               CEPTOR CORPORATION
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                  (Name of Registrant as Specified in Charter)

         has  caused  this  notification  to be  signed  on  its  behalf  by the undersigned hereunto duly authorized.

Date AUGUST 10  , 2006                        /s/ Donald W. Fallon
                                              ----------------------------------
                                              Name: Donald W. Fallon
                                              Title: Chief Financial Officer and
                                                     Senior Vice President,
                                                     Finance and Administration

                  INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the  person  signing  the form  shall be typed or  printed beneath  the  signature.  If the  statement  is signed on behalf of the registrant  by an  authorized  representative  (other than an executive officer),  evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

         Intentional  misstatements  or  omissions  of fact  constitute  Federal
         Criminal Violations. (See 18 U.S.C. 1001).